Execution Version

SETTLEMENT AGREEMENT AND GENERAL RELEASE

WHEREAS, Stephen Cope (the “Employee”) and Integrated Drilling Equipment Holdings Corp. (the “Company,” together with the Employee, the “Parties” and each a “Party”) have mutually agreed that the Employee will resign from his position as the Chief Executive Officer of the Company and continue as Vice Chairman of the Board of Directors of the Company (the “Board”), effective on the Termination Date (as defined below) and the receipt of the consideration set forth in Section 2; and

WHEREAS, the Employee obtained a temporary restraining order restraining the Company from engaging in any conduct or course of action inconsistent with the Employee functioning as Chief Executive Officer of the Company until further order from the court, Steve Cope, et al. v. Integrated Drilling Equipment Holdings, Inc. et al., Cause No 14-01-00161-cv, 410 Judicial District, Montgomery County, Texas (the “Civil Action”), which was dismissed without prejudice at the request of the Employee on January 16, 2014, pursuant to a 15 day standstill agreement with the Company which has now expired; and

WHEREAS, the Parties mutually desire to settle any and all disputes between them, including but not limited to all claims relating to the Employee’s employment with the Company and all claims for injuries, sickness and damages, which settlement shall not be deemed or construed to be an admission of liability or wrongdoing by the Company, but which constitutes a good faith settlement that is being entered into solely to avoid the costs of further litigation;

IT IS HEREBY AGREED by and between the Employee and the Company, as follows:

1.          Last Day of Employment. The Employee’s last day of employment with the Company is the Termination Date. The Termination Date is the date which is seven days following the execution of this Agreement (the “Agreement Revocation Deadline”). Immediately following the Agreement Revocation Deadline, if the Employee has not revoked this Agreement, the Employee shall deliver an Agreement and Release substantially in the form of Exhibit A. If the Employee revokes this Agreement by the Agreement Revocation Deadline, or revokes the Agreement and Release by the Release Revocation Deadline (as defined below), this Agreement shall be of no force or effect, as if it had never existed. The Employee agrees to cooperate and provide any assistance deemed reasonably necessary by and is agreeable to the Company and Employee, including assistance to transition his responsibilities. The Employee will continue to receive his base salary and benefits through the Termination Date.

2.          Consideration. In consideration for signing and not revoking this Agreement and an Agreement and Release (the “Release”) substantially in the form of the attached Exhibit A (which may be executed on, but not before, the Termination Date), and provided that the Employee has reasonably complied with its terms (including transitioning his responsibilities as described herein), and has also complied fully with the terms of the restrictive covenants set forth in Sections 9, 10, 11 and 12 (the “Restrictive Covenants”) of the Employment Agreement between the Company and the Employee dated October 19, 2012 (the “Employment Agreement”), the Company will provide the Employee with the following consideration:

a)          A promissory note (the “Promissory Note”) substantially in the form of Exhibit B-1, made by the Company, payable to the Employee and in the original principal amount of $2,111,951.00. The Promissory Note is to be executed and delivered on the date hereof, but will be marked “Cancelled” or its equivalent and returned to the Company or its counsel (and shall in all circumstances be null and void) if the Employee revokes this Agreement by the Agreement Revocation Deadline, or the Employee revokes the Release by the date (the “Release Revocation Deadline”) seven days after its execution and delivery;

b)           A second promissory note (the “Second Promissory Note” and together with the Promissory Note, the “Promissory Notes” ) substantially in the form of Exhibit B-2, made by the Company, payable to the Employee and in the original principal amount of $408,169.00. The Second Promissory Note is to be executed and delivered on the date hereof, but will be marked “Cancelled” or its equivalent and returned to the Company or its counsel (and shall in all circumstances be null and void) if the Employee revokes this Agreement by the Agreement Revocation Deadline, or the Employee revokes the Release by the date (the “Release Revocation Deadline”) seven days after its execution and delivery;

3.          Other Agreements.

a)          The Company agrees to pay commercial rates to the Employee if and when the Employee’s ranch is used for customer entertainment or for corporate functions, subject to the prior written approval of the Chief Executive Officer and the Chief Financial Officer of the Company. This amount shall be paid to the Employee within thirty (30) days after any invoice is issued to the Company and, in all events, not later than the end of the calendar year immediately following the calendar year during which such expense was incurred.

b)          Any deferred rent or deferred lease payments pursuant to leases by the Company with affiliated or third parties related to the Employee will cease when the Second Promissory Note becomes effective as set forth in Section 2(b) in this Agreement. The Company will pay $292,307 in full satisfaction of all deferred salary, deferred car allowances, deferred rent, deferred lease payments described in the preceding sentence and amounts owed to Excalibur and any engine maintenance fees on the Employee’s plane, and such payments will be paid by the Company to entities, and in the amounts shown for each entity, as set forth in Section 1 of Exhibit C, provided, that such payment shall not be made unless and until the Company has received down payments totaling at least $3 million with respect to contracted rig orders totaling at least $15 million. The payment shall be made within 5 business days of receipt of the down payment by the Company. For clarity, the Company and Employee acknowledge and agree that future rent and lease payments pursuant to leases by the Company with affiliated or third parties related to the Employee will continue to be made for amounts that become due after the date this Agreement is signed by both Parties. This Agreement does not otherwise amended or supersede any agreements between these entities and the Company.

c)          $45,000 shall be due and payable in the event that the Company’s 2014 EBITDA (as shown on the Company’s financial statements for the fiscal year ending December 31, 2014) was at least $10 million. If due, such amount shall be paid concurrently with the delivery of the audited annual financial statements for 2014, which shall be delivered to the Employee within 5 business days of the receipt thereof.

d)          In the event that the Employee’s personal aircraft is used for Company business with the prior written approval of both the Chief Executive Officer and the Chief Financial Officer of the Company, the Company shall pay for any fuel actually used, in connection with such approved usage. This amount shall be paid to the Employee within thirty (30) days after any invoice is issued to the Company and, in all events, not later than the end of the calendar year immediately following the calendar year during which such expense was incurred.

e)          Empeiria Investors LLC, or its designee, will purchase all of the Series C Preferred Stock of the Company held by Employee for $529,200, pursuant to the Preferred Stock Purchase Agreement in the form of Exhibit D hereto.

f)         The Representative and the Company will enter into the Sales Representation Agreement attached as Exhibit E hereto promptly following the execution of this Agreement.

4.          Release. In exchange for the consideration set forth in Section 2 above, to the fullest extent permitted by law, which the Employee acknowledges and agrees are just and sufficient consideration for the waivers, releases and commitments set forth herein, the Employee IRREVOCABLY (except as set forth herein, if the Termination Date does not occur by the Deadline, or if revoked by the Agreement Revocation Deadline), UNCONDITIONALLY, KNOWINGLY AND VOLUNTARILY agrees to WAIVE, RELEASE AND FOREVER DISCHARGE the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, trustees, fiduciaries, service providers, and each of its and their successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Employee now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to the Employee, from the beginning of time until the date the Employee executes this Agreement, arising out of or relating in any way to the Employee’s employment relationship with the Company or the Releasees or any termination thereof, including any claims with respect to the Employment Agreement. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Americans with Disabilities Act of 1990; The Family and Medical Leave Act; The Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”); the Older Workers’ Benefits Protection Act; the Texas Commission on Human Rights Act; any provision of the Texas Labor Code (including chapter 451); any provision of the Texas Health & Safety Code; The Texas Deceptive Trade Practices Act; any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters, provided that nothing herein constitutes a release or waiver of any claim or right that may arise after the execution of this Agreement or from this Agreement or any of other agreement or exhibits attached or referenced in this Agreement.

If any claim is not subject to release, to the extent permitted by law, the Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party. If, without the Employee’s prior knowledge and consent, he is made a member of a class in any proceeding against the Company or any other Releasee, he agrees to opt out of the class at the first opportunity.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by the Employee of, or prevents him from making or asserting: (i) any claim or right he or his dependents may have under COBRA; (ii) any claim or right he may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Agreement or Exhibit A; (v) any claim related to the Employee’s continued service as a director of the Company after the Termination Date; (vi) any claim for additional compensation and benefits owed for Employee’s continued employment between the date of this Agreement and the Termination Date; (vii) any claim for liabilities under the Merger Agreement (as defined in the Employment Agreement) , and all other transactions entered into in connection with transaction contemplated under the Merger Agreement, or (viii) any claim or right he may have under this Agreement or other agreements or exhibits referenced in this Agreement or attached hereto. In the event of any conflict between the terms of the release contained herein and those set forth in the Agreement and Release attached hereto, the broadest language shall govern.

5.          No Consideration Absent Execution of this Agreement. The Employee understands and agrees that he would not receive the amounts and/or benefits specified in Section 2 above, except for his execution of this Agreement and the fulfillment of the promises contained herein, including his agreement to comply with the Restrictive Covenants.

6.          No Consideration Absent Execution of the Promissory Note. The Company understands and agrees that the Employee would not release the claims as identified in Section 4, and comply with the Restrictive Covenants, except for the execution of, and performance pursuant to, the Promissory Notes and the Company’s fulfillment of the other promises contained in this Agreement.

7.          Taxes. The Employee further acknowledges that all payments payable to him pursuant to this Agreement may be subject to applicable taxes and withholdings, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of the Employee’s receipt of any benefit or payment hereunder, including, but not limited to, under Section 409A of the Code; provided, however, that the Company and the Employee hereby agree that the delivery of the Promissory Notes to the Employee will not be treated as a payment of compensation from the Company to the Employee. The Employee acknowledges that the Company may withhold from all amounts payable to the Employee under this Agreement and the Promissory Notes such amounts that are necessary to satisfy the Company’s withholding obligations with regard to payments to the Employee, and the Employee is solely responsible for all taxes that result from his receipt of the amounts payable to him under this Agreement. In this regard, Employee is hereby advised to seek his own counsel and advice with respect to tax matters relating to the payments provided for hereunder. The parties acknowledge and agree that to the extent that the payments made pursuant to the Promissory Notes are intended to resolve non-employment related claims by the Employee against the Company, such amounts will not be classified as “wages” for income and employment tax purposes by the Company.

8.          Acknowledgements and Affirmations. The Employee affirms that, other than the Civil Action, he has not filed, caused to be filed, or presently is a party to any claim against the Company.

The Employee affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related federal, state or local leave or disability accommodation laws. The Employee further affirms that he has no known workplace injuries or occupational diseases.

The Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

Except as otherwise set forth herein, the Employee further affirms that the Employment Agreement is hereby terminated as of the Termination Date, and the Employee hereby waives his rights to any amounts under Section 8 thereof, other than the Accrued Compensation and Benefits (as defined in the Employment Agreement).

9.          Restrictive Covenants. The Employee hereby affirms that he has not divulged any Confidential Information (as defined in the Employment Agreement) of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and his agreement(s) with the Company and/or common law. The Employee expressly acknowledges the existing obligations contained in the Restrictive Covenants, which are hereby incorporated by this reference and the Employee agrees to be bound by the Restrictive Covenants during the Restricted Period as defined in the Employment Agreement, including his obligation to return Company Property (as defined in the Employment Agreement) upon the Company’s request. However, the Employee’s service as Vice Chairman of the board and/ or pursuant to the Sales Representation Agreement attached as Exhibit E hereto will not constitute a violation of this Section 9.

10.         Non-Disparagement. The Parties incorporate by reference Section 9(e) of the Employment Agreement into this Agreement and agree to comply with its obligations, notwithstanding the termination of the Employment Agreement.

11.         Permitted Conduct. Nothing in this Agreement or the attached Exhibit A shall prohibit or restrict the Employee, the Company, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, including all exhibits, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body; or (iii) filing or participating in an investigative proceeding of any federal, state or local governmental agency, provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Notwithstanding the foregoing, the Employee waives any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding, and to the extent the Employee receives any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 2 of this Agreement.

12.         Governing Law and Interpretation. This Agreement, including the Exhibits hereto, shall be governed and conformed in accordance with the laws of the state of Texas without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach as may be permitted by law, in accordance with Section 15 of this Agreement.

13.         Breach. Employee acknowledges that if he breaches his commitments to the Company contained in this Agreement or otherwise engages in conduct between the date of this Agreement and the Termination Date that constitutes Cause (as defined in his Employment Agreement) and the Company terminates Employee’s employment as a result thereof, this Agreement will not become effective and Employee will be subject to action by the Company for any damages and equitable relief relating to such breach, as may be permitted by law. If Company terminates Employee for Cause, then Employee retains all rights and claims he has to challenge whether the conduct upon which the Company relied for its Cause termination is sufficient to constitute Cause and pursue any and all other claims Employee has against the Company as if this Agreement was never signed.

14.         Default. In the event the Company fails to make any payment when due under Section 2 herein or under any other agreement between the Company and the Employee or any affiliate of the Employee, including without limitation, any lease agreements, such failure shall be deemed a default under the Promissory Notes of the Company in favor of the Employee referenced in Section 2, and all amounts shall become immediately due and payable under the Promissory Notes.

15.         Arbitration. Any controversies or claims arising out of or relating to this Agreement, including the Exhibits hereto, will be fully and finally settled by arbitration in accordance with the provisions set forth in Section 13 of the Employment Agreement. Notwithstanding this provision, nothing contained herein shall in any way be deemed to prohibit the Company or Employee from seeking temporary equitable relief from a court of competent jurisdiction in the event of a breach or threatened breach by the other party of the Restrictive Covenants or this Agreement.

16.          Acknowledgments. The Employee hereby acknowledges that:

a)	The Company hereby advises him to consult with an attorney before signing this Agreement and Exhibit A;

b)	The Employee has obtained independent legal advice from an attorney of his own choice with respect to this Agreement and all exhibits or he has knowingly and voluntarily chosen not to do so;

c)	The Employee freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)	The Employee has had a minimum of twenty-one (21) days to review and consider this Agreement and Exhibit A;

e)	If the Employee knowingly and voluntarily chooses to do so, he may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Section 16(d) above has expired, and he will accept the terms of Exhibit A on, but not before, his Termination Date;

f)	The Employee and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Section 16(d) above;

g)	The Employee has a right to revoke this Agreement and/or Exhibit A by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of his execution of this Agreement and/or Exhibit A;

h)	In exchange for the Employee’s waivers, releases and commitments set forth herein, and in Exhibit A, including his waiver and release of all claims arising under the Age Discrimination in Employment Act (“ADEA”), the payments, benefits and other considerations that the Employee is receiving pursuant to this Agreement and Exhibits A, B-1 and B-2 exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i)	No promise or inducement has been offered to the Employee, except as expressly set forth herein, and the Employee is not relying upon any such promise or inducement in entering into this Agreement and/or Exhibit A.

17.         Revocation by the Company. The Employee agrees that if he fails to execute and return this Agreement to the Company within the time specified herein for his review and consideration, the promises and agreements made by the Company herein will be revoked.

18.         Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement, including all exhibits, shall not be construed as a waiver of any subsequent breach.

19.         Severability. Should any provision of this Agreement, including any exhibits, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

20.         Counterparts. This Agreement, including the Exhibits, may be executed in one or more counterparts, each of which shall be deemed an original.

21.         Amendment. This Agreement, including the Exhibits, may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

22.         Successors and Assigns. This Agreement will inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees. If the Employee dies while any amount would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

23.         Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with, or be exempt from, Section 409A of the Code and will be interpreted accordingly. For purposes of Section 409A of the Code, to the extent applicable, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code.

24.         Entire Agreement. This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, including the Employment Agreement, except for the Restrictive Covenants and Arbitration as incorporated herein, and any lease agreements between the Company and the Employee or any affiliate of or third parties related to the Employee. The Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

INTEGRATED DRILLING EQUIPMENT HOLDINGS CORP.

By:	/s/ Stephen D. Cope	By:	/s/ Michael Dion
Stephen Cope
		Name:	N. Michael Dion

		Title:	CFO

Date: April 7, 2014		Date: April 7, 2014

Signature Page to Settlement Agreement

EXHIBIT A

AGREEMENT AND RELEASE

(to be executed on but not before the Termination Date (as defined herein))

In exchange for the payments, benefits and other consideration provided by Integrated Drilling Equipment Holdings Corp. ( the “Company”) as set forth in the Settlement Agreement and Release dated April 7, 2014 (the “Settlement Agreement”), which I acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, I, Stephen Cope, hereby IRREVOCABLY AND UNCONDITIONALLY, KNOWINGLY AND VOLUNTARILY agree to WAIVE, RELEASE AND FOREVER DISCHARGE the Company and the Releasees (as defined in Section 4 of the Settlement Agreement) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which I now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to me, from the beginning of time until the date I execute this Exhibit A, arising out of or relating in any way to my employment relationship with the Company or the Releasees or the Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Americans with Disabilities Act of 1990; The Family and Medical Leave Act; The Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”); the Older Workers’ Benefits Protection Act; the Texas Commission on Human Rights Act; any provision of the Texas Labor Code (including chapter 451); any provision of the Texas Health & Safety Code; The Texas Deceptive Trade Practices Act; any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters, provided that nothing herein constitutes a release or waiver of any claim or right that may arise after the execution of this Exhibit A.

I understand and acknowledge that I have received all amounts due from the Company relating to my employment with the Company, including but not limited to, all wages earned, sick pay, personal leave pay, vacation pay, and/or overtime pay, and that no other amounts are due to me other than as set forth in the Settlement Agreement and all exhibits thereto including the Promissory Notes.

Notwithstanding the generality of the foregoing, I understand that nothing herein constitutes a release or waiver by me of, or prevents me from making or asserting: (i) any claim or right I or my dependents may have under COBRA; (ii) any claim or right I may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Exhibit A; or (v) any claim or right I may have under the Settlement Agreement or any agreements or exhibits referenced in or attached thereto including the Promissory Notes and this Exhibit A, (vi) any claim related to the Employee’s continued service as a director of the Company after the Termination Date; (vii) any claim for additional compensation and benefits owed for Employee’s continued employment between the date of this Agreement and the Termination Date; and (viii) any claim for liabilities under the Merger Agreement (as defined in the Employment Agreement), and all other transactions entered into in connection with transaction contemplated under the Merger Agreement.

I understand that I may not execute this Exhibit A prior to the Termination Date (as defined in the Settlement Agreement), but must do so in order to receive the payments and benefits set forth in Section 2 (a) and (b) of the Settlement Agreement. I understand and acknowledge that the payments and benefits set forth in Section 2 (a) and (b), of the Settlement Agreement will be not be provided to me until I have timely executed, returned, and not revoked the Settlement Agreement and this Exhibit A.

By signing this Exhibit A, I understand and acknowledge that I was advised of and afforded the opportunity to take advantage of each of the protections set forth in Section 16 of the Settlement Agreement, including, but not limited to: (i) consultation with an attorney before signing this Exhibit A; (ii) twenty-one (21) days in which to consider Exhibit A; and (iii) seven (7) days following the execution of Exhibit A to revoke my acceptance of Exhibit A, provided that the revocation is received by hand, facsimile or electronic mail by the Company within that seven (7) day period. The parties both agree that a revocation of Exhibit A also effectively revokes the Settlement Agreement and the Promissory Notes as if each was never signed by either party. I further acknowledge that I freely, voluntarily and knowingly entered into this Exhibit A after due consideration.

This Exhibit A shall become effective upon the expiration of the seven (7) day revocation period described above. I understand and acknowledge that no payments will be made and no benefits will be provided to me until I have executed the Settlement Agreement and this Exhibit A and both seven (7) day revocation periods have expired without revocation by me. At this time—the eighth day after I sign this Exhibit A without a prior revocation, the Promissory Notes will become effective and the payments in Section 3 of the Settlement Agreement will be paid and/or become due to Employee.

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the Settlement Agreement between the Company and me, including the recitation of consideration provided by the Company. By signing this Exhibit A, I acknowledge that I am waiving, releasing and forever discharging the claims as identified in this Exhibit A and the Settlement Agreement. It is not my intention to otherwise change, alter or amend any of the terms and conditions of the Settlement Agreement. I acknowledge and agree that I continue to be bound by the terms and conditions of the Settlement Agreement.

I UNDERSTAND AND ACKNOWLEDGE THAT I SHALL EXECUTE THIS EXHIBIT A, ON BUT NOT BEFORE, THE TERMINATION DATE.

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Stephen D. Cope
Stephen Cope
Date: April 14, 2014

Exhibit B-1

[Promissory Note]

Exhibit B-2

[Promissory Note]

Exhibit C

[Repayment Amounts]

Exhibit D

[Stock Purchase Agreement]

Exhibit E

[Sales Representation Agreement]